Thomas S. Harman

1.202.373.6725

Thomas.harman@morganlewis.com

May 2, 2017

Nuveen California Municipal Value Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen California Municipal Value Fund, Inc. (NCA) (File No. 333-213468)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 2 under the Securities Act of 1933 to the Registration Statement of Nuveen California Municipal Value Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP